Registration Statement No. 333-21057
                                                   Filed Pursuant to Rule
                                                           424(b)(3)


                                TV FILME, INC.

                      Supplement, dated May 13, 1997, to
                       Prospectus, dated April 18, 1997

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 21, 1997, UNLESS EXTENDED.

            THE PURPOSE OF THIS SUPPLEMENT IS TO PROVIDE SUPPLEMENTAL INFORMATION REGARDING TV FILME, INC.'S (THE "COMPANY"), OFFER TO EXCHANGE $140,000,000 OF ITS 12-7/8% SENIOR NOTES DUE 2004 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR $140,000,000 OF ITS OUTSTANDING 12-7/8% SENIOR NOTES DUE 2004. UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS, DATED APRIL 18, 1997 (THE
"PROSPECTUS"), OF THE COMPANY. THE INFORMATION INCLUDED IN THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS.

FIRST QUARTER 1997 RESULTS

            On May 12, 1997, the Company reported its results for the fiscal quarter ended March 31, 1997. A summary of these results follows.

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,
                                                   ------------------------------------------------------
                                                                  % Of                         % Of
                                                       1996      Revenue            1997      Revenue
                                                       ----      -------            ----      -------
                                                       (In thousands, except share and other data)

Revenues ......................................      $ 5,852      100%            $11,180       100%
Operating costs and expenses:
    System operating ..........................        1,583        27%             3,698        33%
    Selling, general and administrative .......        3,310        57%             5,475        49%
    Depreciation and amortization .............        1,098        19%             2,304        21%
                                                      ------------------------    -----------------------
      Total operating costs and expenses ......        5,991       102%            11,477       103%
                                                      ------------------------    -----------------------
         Operating loss .......................         (139)       (2%)             (297)       (3%)
    Interest expense ..........................         (374)       (6%)           (4,908)      (44%)
    Interest income ...........................            -         0%             2,948        26%
    Other expense .............................           10         0%                (1)        0%
    Exchange and translation gains (losses) ...           44         1%              (738)        7%
                                                      ------------------------    -----------------------
    Total other income (expense) ..............         (320)       (5%)           (2,699)      (24%)
                                                      ------------------------    -----------------------
Net loss ......................................      $  (459)       (8%)          $(2,996)      (27%)
                                                      ========================    =======================
Net loss per share ............................      $ (0.06)                     $ (0.27)
                                                      ========                    =========
Weighted average number of common stock
 and common stock equivalents outstanding .....        8,086                       10,984
                                                      ========                    =========
Other Data:
    EBITDA (a) ................................      $   959                      $ 2,007
                                                      ========                    =========
    Number of subscribers at end of period ....       47,066                       92,097
                                                      ========                    =========


-----------------
(a) EBITDA is defined as operating loss plus depreciation, amortization and non-cash charges. While EBITDA should not be construed as a substitute for operating loss or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with United States GAAP, it is included to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and debt service. EBITDA, however, is not necessarily a measure of the Company's ability to fund its cash needs.

                           --------------------------

      Requests for additional copies of the Prospectus and this Supplement and questions and requests for assistance may be directed to the Exchange Agent:


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
         BY MAIL:               BY HAND/OVERNIGHT EXPRESS:             FACSIMILE TRANSMISSION:

IBJ Schroder Bank & Trust        IBJ Schroder Bank & Trust                (212) 858-2611
         Company                        Company                   (For Eligible Institutions Only)
       P.O. Box 84                  One State Street
  Bowling Green Station          New York, New York 10004               TO CONFIRM RECEIPT:
    New York, New York         Attention: Securities Processing            (212) 858-2103
        10274-0084              Window, Subcellar One (SC-1)
Attention: Reorganization
  Operations Department
